Exhibit 10.5

TERMINATION OF EXECUTIVE EMPLOYMENT AGREEMENT

This Termination of Executive Employment Agreement (this "Agreement") between Cocrystal Pharma, Inc., a Delaware corporation (f/k/a Biozone Pharmaceuticals, Inc.) (including its successors and assigns, the "Company"), and Dr. Gary Wilcox (the "Executive") is dated as of February 23, 2015. This Agreement terminates the Executive Employment Agreement dated as of January 2, 2014 by and between the Company and Executive (the "Employment Agreement"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement. All references to Sections herein shall be references to such Sections in the Employment Agreement unless otherwise noted.

RECITALS

WHEREAS, the parties hereto desire to terminate the Employment Agreement; and

WHEREAS, the Executive will continue providing services to the Company as an employee and as its Chief Executive Officer.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Termination of Employment Agreement. The Employment Agreement is hereby terminated and of no further force or effect; provided, however, that the Executive will continue as a full-time, at-will employee of the Company and will continue to serve as the Chief Executive Officer of the Company at the discretion of the Board of Directors of the Company. The parties each acknowledge and agree that the termination of the Employment Agreement will not trigger, and shall not be construed to trigger, any rights of the Executive to receive severance or any other payment from the Company.

2.        Waiver of Option. The Executive acknowledges and agrees that he has not been granted, and will not be granted, the Option described in Section 5(a). The Executive hereby waives all rights to receive any interest in the Option and fully and forever releases the Company and each of its officers, directors, employees, stockholders, affiliates and assigns from any claim, duty, obligation or cause of action arising out of or relating to the Option.

3.      General Provisions.

(a)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

(b)      Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and supersedes and cancels all prior agreements or understandings between the parties with respect to termination of the Employment Agreement; provided, however, that the Confidentiality Agreement as defined in Section 11 and any similar agreements, such as a Proprietary Information and Inventions Agreement with a subsidiary of the Company, will survive and continue in full force and effect. The Executive acknowledges and agrees that he has not relied on any representations, promises, or agreements of any kind made to him in connection with this Agreement or termination of the Employment Agreement.

(c) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Washington without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

Cocrystal Pharma, Inc.

By: /s Steven D. Rubin
Steven D. Rubin, Director

Executive

By: /s/ Gary Wilcox
       Dr. Gary Wilcox